EXHIBIT 99.1

Right-Way Dealer
Warehouse, Inc.

Financial Statements as of and for the Three
Months Ended March 31, 2007

RIGHT-WAY DEALER WAREHOUSE, INC.
(DEBTOR-IN-POSSESSION)
BALANCE SHEETS
AS OF MARCH 31, 2007

2007
ASSETS

CURRENT ASSETS:
Cash	$1,152,021
Accounts receivable, less allowance for doubtful accounts
of approximately $243,000 in 2007 and $94,000 in 2006	1,849,204
Other receivables
Inventories	1,986,006
Due from related parties	90,536
Income taxes receivable	79,049
Prepaid and other current assets	130,458

Total current assets	5,287,274

FIXED ASSETS—Net	275,930

OTHER ASSETS	308,990

TOTAL	$5,872,194

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Accounts payable	$43,438
Line of credit	3,749,398
Accrued expenses and other liabilities	119,128
Current portion of long-term obligations	206,314

Total current liabilities	4,118,278

LIABILITIES SUBJECT TO COMPROMISE	5,217,900

LONG-TERM OBLIGATIONS

Total liabilities	9,336,178

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY:
Common stock, no par value—authorized, 12,500 shares;
outstanding, 1,000 shares	51,274
(Accumulated deficit) retained earnings	(2,665,309)
Treasury stock, at cost	(849,949)

Total stockholder’s equity	(3,463,984)

TOTAL	$5,872,194

RIGHT-WAY DEALER WAREHOUSE, INC.
(DEBTOR-IN-POSSESSION)
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2007

2007

SALES	$4,933,942

COST OF SALES	4,230,223

GROSS PROFIT	703,719

WAREHOUSE EXPENSES	939,170

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	674,318

OPERATING INCOME	(909,769)

INTEREST EXPENSE, Net of interest income of
$15,897 in 2007 and $2,312 in 2006	135,960

LOSS BEFORE TAXES	(1,045,729)

INCOME TAX PROVISION	6,250

NET LOSS	$(1,051,979)

RIGHT-WAY DEALER WAREHOUSE, INC.
(DEBTOR-IN-POSSESSION)

STATEMENT OF CHANGES IN STOCKHOLDER'S (DEFICIT) EQUITY

	Common Stock

	Number		Accumulated	Treasury
	of Shares	Value	deficit	stock	Total

Balance, December 31, 2006	1,000	$51,274	$(1,613,330)	$(849,949)	$(2,412,005)

Net loss			(1,051,979)		(1,051,979)

Balance, March 31, 2007	1,000	$51,274	$(2,665,309)	$(849,949)	$(3,463,984)

RIGHT-WAY DEALER WAREHOUSE, INC.
(DEBTOR-IN-POSSESSION)
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2007

2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,051,979)
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation, amortization and deferred taxes
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,063,304
Decrease in other receivables
Decrease (increase) in inventories	3,222,664
Decrease (increase) in due from related parties	81,158
Increase in prepaid taxes	(79,049)
Decrease in prepaid and other current assets	8,508
Decrease in other assets	60,671
Increase in accounts payable	34,502
Decrease in accrued expenses	(246,183)

Net cash provided by (used in) operating activities	3,093,596

CASH FLOW FROM INVESTING ACTIVITIES—Capital
expenditures	(3,400)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments) borrowings under line of credit—net	(1,969,064)
Payments of long-term obligations	(20,299)
Distribution to stockholder

Net cash (used in) provided by financing activities	(1,989,363)

NET INCREASE IN CASH	1,100,833

CASH—Beginning of period	51,188

CASH—End of period	$1,152,021

SUPPLEMENTAL DISCLOSURES OF CASH PAID
DURING THE PERIOD FOR:
Interest	$124,377
Income taxes	$519

RIGHT-WAY DEALER WAREHOUSE, INC.
(DEBTOR-IN-POSSESSION)

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE THREE ENDED MARCH 31, 2007

1. BASIS OF PRESENTATION

The accompanying financial statements have been prepared by the Company, without an audit. In the opinion of management, all adjustments have been made, which include normal recurring adjustments necessary to present fairly the financial statements. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the operating results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been or omitted. The Company believes that the disclosures provided are adequate to make the information presented not misleading. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2006 included in the Current Report on Form 8-K/A of Five Star Products, Inc. filed with the Securities and Exchange Commission on June 15, 2007.

2. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition—The Company generally records revenue from the sale of wholesale hardware and paint sundries upon delivery to the customer.

Inventories—Inventories, consisting mainly of wholesale hardware and paint sundries, are stated at the lower of average cost or market, cost being determined using the first-in, first-out method.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements— In July 2006, the FASB issued FAS Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN 48 as a tax position that is more likely not to be sustained upon examination by the applicable taxing authority, including resolution on any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is estimated to be greater than fifty percent likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. The cumulative effect of applying FIN 48 at adoption, if any, is to be reported as an adjustment to opening retained earnings for the year of adoption. FIN 48 is effective for us January 1, 2007. Management has determined the effect of such not to be material.

3.     BANKRUPTCY FILING AND SALE OF CERTAIN ASSETS

On January 22, 2007, the Company filed a voluntary petition for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court which is a result of the Company experiencing net losses and a decline in liquidity. The financial statements do not reflect any adjustments to assets and liabilities as a result of such filing. Liabilities subject to compromise include accounts payable at the date of filing. Final determination of accounts payable is contingent upon claim submissions by creditors and approval by a creditor committee. The Company has not elected to report under fresh start accounting.

On April 5, 2007, the Company sold accounts receivable, inventory and use of name to a third party. The net proceeds of such sale amounted to approximately $3,170,000. In connection with the sale of assets and use of name, the Company no longer operates in the business of selling paint sundries.

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